Exhibit 4.1

EXECUTION VERSION

CONFIDENTIAL

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of November 5, 2018, by and among NextCure, Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A hereto and any additional Investor that becomes a party to this Agreement in accordance with Section 6.10 hereof.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A-1 Preferred Stock, $0.001 par value per share, Series A-2 Preferred Stock, $0.001 par value per share and Series A-3 Preferred Stock, $0.001 par value per share (collectively, the “Series A Preferred Stock”), and the Existing Investors possess registration rights, information rights, rights of first offer and other rights pursuant to the Investors’ Rights Agreement dated as of December 29, 2015 between the Company and such Investors (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors are parties to the Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Company’s Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock, each $0.001 par value per share (collectively, the “Series B Preferred Stock”), to such Investors that the parties hereto execute and deliver this Agreement;

WHEREAS, the Company and the Existing Investors desire to amend and restate the Prior Agreement on the terms set forth herein and, in order to induce the Company to enter into the Purchase Agreement and to induce certain of the Investors to purchase shares of the Series B Preferred Stock pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement; and

WHEREAS, the undersigned include the holders of at least seventy percent (70%) of the shares of Common Stock, $0.001 par value per share (the “Common Stock”) issuable upon conversion of the then outstanding shares of Series A Preferred Stock, as necessary to amend the Prior Agreement in accordance with Section 6.6 thereof.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

1.1                               “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund or other entity now or hereafter existing that is controlled by one or more general partners or managing members of, or directly or indirectly shares the same management company with, such Person. With respect to Hillhouse or Ping An, the term Affiliate shall include investment entities and investment funds directly or indirectly managed or advised by Hillhouse Capital Management, Ltd. or Ping An, respectively.

1.2                               “Board” means the Company’s Board of Directors.

1.3                               “Board Observer” means a non-voting observer to the Board appointed pursuant to Section 3.3(a).

1.4                               “Competitor” means any Person (other than the Company) that the Board (including at least one (1) Series A Director and one (1) Series B Director) reasonably determines is engaged, directly or indirectly, in whole or in part, in the same or similar business as the Company; provided, however, that C.P. Pharmaceuticals International, C.V. and Pfizer Inc. (collectively, “Pfizer”) and their respective Affiliates shall be deemed to not be Competitors; provided, further, that no purchaser of Series B Preferred Stock under the Purchase Agreement shall be deemed a Competitor now or any time in the future for so long as such Investor is party to this Agreement; provided, further, that “Competitor” shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, (a) holds less than twenty percent (20%) of the outstanding equity of any Competitor and (b) does not, nor do any of its Affiliates, have a right to designate any members of the board of directors or similar governing body of such Competitor.

1.5                               “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6                               “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7                               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8                               “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.9                               “FOIA Party” means a Person that, in the determination of the Board (including at least one (1) Series A Director and one (1) Series B Director), is reasonably likely to be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement; provided, however, that no purchaser of Series B Preferred Stock under the Purchase Agreement shall be deemed a FOIA Party now or any time in the future for so long as such Investor is party to this Agreement.

1.10                        “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.11                        “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.12                        “Founders” means Michael Richman and Dr. Lieping Chen.

1.13                        “GAAP” means generally accepted accounting principles in the United States.

1.14                        “Hillhouse” means HH NCure Holdings LLC and its successors and assigns.

1.15                        “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.16                        “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, including, adoptive relationships, of a natural person referred to herein.

1.17                        “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18                        “Investors” means the Persons named on Schedule A hereto, each Person to whom the rights of an Investor are assigned pursuant to Section 6.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Section 6.9 and any one of them, as the context may require.

1.19                        “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.20                        “Major Investor” means any Investor who has purchased at least $10,000,000 of Preferred Stock from the Company, each Person to whom any of the rights of any such Investor are assigned pursuant to Section 6.1, each Person who hereafter purchases at least $10,000,000 of Preferred Stock from the Company and becomes an Investor pursuant to Section 6.10 and any one of them, as the context may require; provided, however, that Taiho Ventures, LLC (“Taiho”), Citadel Multi-Strategy Equities Master Fund Ltd. (“Surveyor”), Bay City Capital GF Xinde International Life Sciences USD Fund, L.P. (“Bay City”), and any Person to whom any of the rights of Taiho, Surveyor or Bay City, respectively, are assigned pursuant to Section 6.1 shall each be deemed to be a Major Investor for so long as such Investor holds at least fifteen percent (15%) of the shares of Series B Preferred Stock purchased by such Investor pursuant to the terms of the Series B Preferred Stock Purchase Agreement, dated as of November 5, 2018 (the “Series B Purchase Agreement”); provided, further, that any such Person shall cease to be considered a “Major Investor” for purposes of this Agreement if such Person ceases to be an Investor.

1.21                        “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.22                        “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.23                        “Ping An” means Full Succeed International Limited and its successors and assigns.

1.24                        “Preferred Directors” means, collectively, the Series A Directors and the Series B Directors.

1.25                        “Preferred Stock” means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

1.26                        “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities transferred by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.27                        “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.28                        “Restated Certificate” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time.

1.29                        “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.

1.30                        “SEC” means the Securities and Exchange Commission.

1.31                        “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.32                        “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.33                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.34                        “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.35                        “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.36                        “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.37                        “Voting Agreement” means the Amended and Restated Voting Agreement, dated as of the date hereof, among the Company, the Investors named on Schedule A hereto and certain other stockholders of the Company, as it may be amended and/or amended and restated from time to time.

2.                                      Registration Rights.  The Company covenants and agrees as follows:

2.1                               Demand Registration.

(a)                                 Form S-1 Demand.  If at any time after the earlier of (i) five (5) years after the Closing (as defined in the Purchase Agreement) and (ii) six (6) months after the effective date of the registration statement for an IPO, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to Registrable Securities then outstanding and if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the

Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of Registrable Securities that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) if the Company delivers written notice to the Holders requesting a registration pursuant to Section 2.1(a) within thirty (30) days of such demand registration request of its good faith intent to file a registration statement for an IPO within sixty (60) days; provided that the Company actively employs its good faith commercially reasonable efforts to file such registration statement within such time period and to become effective as promptly as practicable thereafter, (ii) during the one hundred eighty (180) day-period commencing on the effective date of the registration statement for an IPO; (iii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall be counted as “effected” for purposes of this Section 2.1(d) (i) if and when the applicable registration statement has been declared effective by the SEC and, subject to Section 2.3, such registration statement covers all of the Registrable Securities requested by Holders to be registered pursuant to Section 2.1 or (ii) the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, unless prior to such withdrawal, the Initiating Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Initiating Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information.

2.2                               Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3                               Underwriting Requirements.

(a)                                 If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company or a stockholder invoking a demand registration) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4                               Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                   furnish to each underwriter, if any, (i) a written legal opinion of the Company’s outside legal counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten registered offerings and (ii) on the date of the applicable prospectus, on the effective date of any post-effective amendment to the applicable registration statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(g)                                  use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(h)                                 provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i)                                     promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j)                                    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k)                                 after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6                               Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7          Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8          Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)           To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d)

exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)           Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

(f)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall prevail.

2.9          Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)           make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)           use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Required Majority (as defined in the Restated Certificate), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.10.

2.11        “Market Stand-off” Agreement.  Each Holder hereby agrees that it will not, if requested by the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.11 (a) shall apply only to the IPO, (b) shall not apply to (A) the sale of any shares to an underwriter pursuant to an underwriting agreement, to any shares purchased in the IPO or to the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the Immediate Family Members of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (B) transfer any shares owned by a Holder in the Company to its Affiliates, provided that the Affiliate of the Holder agrees to be bound in writing by the restrictions set forth herein, or (C) shares purchased by a Holder in the open market; and (c) shall be applicable to the Holders only if all officers and directors and stockholders individually owning one percent (1%) or more of the Company’s outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock and the conversion, exercise or exchange of all outstanding Derivative Securities into or for Common Stock) are subject to the same restrictions.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12        Restrictions on Transfer.

(a)           The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)           Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)           The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; or (z) in any internal transaction in which such Holder transfers Restricted Securities to an Affiliate of such Holder that is an entity and that is ultimately controlled by the same parent company as the Holder (or is the ultimate parent company of the Holder); provided that each transferee agrees in writing to be subject to the terms of this Section 2.12.  Notwithstanding the foregoing, the Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its IPO and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.  Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13        Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)           the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate;

(b)           such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c)           the fifth anniversary of the IPO.

3.             Information and Observer Rights.

3.1          Delivery of Financial Statements.  The Company shall deliver to each Major Investor; provided that such Major Investor is not a Competitor of the Company:

(a)           as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by an independent public accounting firm of nationally recognized standing approved by the Board (including at least a majority of the Preferred Directors) and such financial statements of income and of cash flows shall be accompanied by a comparison between the actual amounts as of and for such fiscal year and the comparable amounts included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)           as soon as practicable, but in any event within thirty (30) days after the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d)           as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and operating plan for the next fiscal year (collectively, the “Budget”), approved by the Board and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e)           with respect to the financial statements called for in Section 3.1(a), Section 3.1(b) and Section 3.1(c), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b) and Section 3.1(c)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(f)            such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2          Inspection.  The Company shall permit each Major Investor (provided that such Major Investor is not a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Major Investor with reasonable prior notice; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3          Observer Rights.

(a)           As long as a Major Investor together with its Affiliates, owns, at least fifteen percent (15%) of the shares of Preferred Stock that such Major Investor or any of its Affiliates purchased pursuant to the terms of the Series A Preferred Stock Purchase Agreement, dated as of December 29, 2015 (the “Series A Purchase Agreement”) and/or the Series B Purchase Agreement, as applicable, such Major Investor shall have the right to appoint one (1) individual as a Board Observer.

(b)           Each Board Observer shall be entitled to attend all meetings of the Board and the Board shall send to each Board Observer all of the notices, information, minutes, consents and other materials that are distributed to the directors of the Board and shall provide each Board Observer with a notice and agenda of each meeting of the Board (and committees thereof), all at the same time and in the same manner as such notices, information, minutes, consents, agenda, information and other materials are provided to the members of the Board; provided, however, that each Board Observer shall agree to hold in strict confidence all information so provided and shall execute a confidentiality agreement with the Company to such effect; and provided further, that the Company reserves the right to withhold any information and to exclude a Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Board Observer or the Investor that appointed such Board Observer is a Competitor of the Company.  Each Board Observer shall be entitled to the identical expense reimbursement rights as non-employee members of the Board (including as set forth in Section 5.4 hereof).

(c)           As long as Pfizer or any of its Affiliates owns at least twenty-five percent (25%) of the shares of Series A Preferred Stock that Pfizer or any of its Affiliates purchased pursuant to the terms of the Series A Purchase Agreement, Pfizer shall have the right to appoint one member of the Company’s scientific advisory board (or other substantially equivalent advisory body that the Company may establish).

3.4          Termination of Information and Observer Rights.  The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate and be of no further force or effect (a) immediately before the consummation of an IPO approved in accordance with the Restated Certificate, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

4.             Rights to Future Stock Issuances.

4.1          Right of First Offer.  Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor.  A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that each such Affiliate (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board, and (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Sections 3.1, 3.2 and 4.1 hereof).

(a)           The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)           By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities then outstanding).  At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise.  During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New

Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Section 4.1(b) shall occur within the latest of (i) ninety (90) days of the date that the Offer Notice is given, (ii) the date of initial sale of New Securities pursuant to Section 4.1(c), and (iii) the date on which all regulatory approvals necessary for the sale have been obtained.

(c)           If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d)           The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in an IPO and (iii) the issuance of shares of Series B Preferred Stock pursuant to the Purchase Agreement.

4.2          Right of First Offer for Debt Securities.  Subject to the terms and conditions of this Article 4 and applicable securities laws, if the Company proposes to issue any indebtedness or offer or sell any debt securities that are not New Securities (collectively, “Debt Securities”), the Company shall first offer such Debt Securities to Hillhouse.  Hillhouse shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among itself and its Affiliates; provided that such Affiliate is not a Competitor or FOIA Party.

(a)           The Company shall give notice (the “Debt Offer Notice”) to Hillhouse, stating (i) its bona fide intention to offer such Debt Securities, (ii) the number of such Debt Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Debt Securities.  By notification to the Company within ten (10) days after the Debt Offer Notice is given, Hillhouse may elect to purchase or otherwise acquire, at the price and on the terms specified in the Debt Offer Notice, all or any portion of such Debt Securities.

(b)           If all Debt Securities referred to in the Debt Offer Notice are not elected to be purchased or acquired as provided in Section 4.2(a), the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.2(a), offer and sell the remaining unsubscribed portion of such Debt Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Debt Offer Notice; provided that the Company shall not sell any unsubscribed portion of such Debt Securities to a Third Party at a price less than, or upon terms materially more favorable to the offeree than, those specified in the Debt Offer Notice without providing Hillhouse the opportunity to match any offer provided by a Third Party for a period of thirty (30) days after being notified of any such offer.

(c)                                  The right of first offer in this Section 4.2 shall not be applicable to indebtedness or debt securities that would be Exempted Securities (as defined in the Restated Certificate) if references to any Common Stock, Options or Convertible Securities (as defined in the Restated Certificate) in the definition of Exempted Securities were deemed to also include indebtedness or debt securities.

4.3                               Termination.  The covenants set forth in Section 4 shall terminate and be of no further force or effect (a) immediately before the consummation of an IPO approved in accordance with the Restated Certificate, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

4.4                               Waiver.  The right of first offer under Section 4.1 may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Required Majority.

5.                                      Additional Covenants.

5.1                               Insurance.  The Company shall use its reasonable best efforts to maintain from financially sound and reputable insurers approved by the Board, Directors and Officers liability insurance and term “key person” insurance on each of the Founders, each in an amount and on terms and conditions satisfactory to the Board (including at least one (1) Series A Director and one (1) Series B Director).  Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as any Preferred Director is serving on the Board, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least $3,000,000 prior to the initiation by the Company of human clinical trials and $5,000,000 thereafter, in each case unless approved by all such Series A Directors and Series B Directors then serving on the Board, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Preferred Directors a certification that such a Directors and Officers liability insurance policy remains in effect.  The Company shall add the Series B Directors to its current Directors and Officers liability insurance policy as promptly as practicable, and no later than thirty (30) days after the date hereof.

5.2                               Employee Agreements.  The Company will cause (a) each Founder and each other Person now or hereafter employed by the Company or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) to enter into a nondisclosure and proprietary rights assignment agreement; and (b) each Founder and each other Person now or hereafter employed by the Company or by any subsidiary to enter into a nonsolicitation agreement covering a period of one (1) year commencing on the day after the last day of such Founder’s or Person’s employment with the Company and its subsidiaries.  Each of the above-referenced agreements shall be in a form reasonable and customary for businesses similar in nature to the Company and reasonably acceptable to the Investors.  In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any Person, without the consent of at least a majority of the Preferred Directors (including at least one (1) Series B Director).

5.3                               Employee Stock.  Unless otherwise approved by the Board, including at least a majority of the Board (including at least one (1) Series A Director and one (1) Series B Director), all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (a) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (b) a market stand-off provision substantially similar to that in Section 2.11.  In addition, unless otherwise approved by the Board, including at least a majority of the Board (including at least one (1) Series A Director and one (1) Series B Director), the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4                               Matters Requiring Investor Director Approval.  So long as the holders of Preferred Stock are entitled to elect any Preferred Directors, the Company hereby covenants and agrees with each of the Investors that it shall not (and shall not permit any of its subsidiaries to), either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without approval of the Board, which approval must include the affirmative vote of at least one (1) Series A Director and one (1) Series B Director:

(a)                                 approve or amend the annual budget or any capital expenditure plan or other deviation (including incurrence of indebtedness or expenditure) beyond the approved annual budget or any expenditure plan, in each case in excess of twenty percent (20%) in the aggregate during any fiscal year;

(b)                                 acquire, sell, transfer, exclusively license, encumber or dispose of assets, individually or in the aggregate during any fiscal year, having a fair market value in excess of twenty (20%) of the then fair market value of the Company (in each case, other than transactions approved by the Required Majority pursuant to Article Fourth, Section B.3.3 of the Restated Certificate);

(c)                                  hire or terminate any C-level executive officer of the Company, or increase the compensation of any C-level executive officer of the Company by more than twenty percent (20%) in the aggregate during any fiscal year;

(d)                                 change the principal business of the Company and its subsidiaries, enter new lines of business, or exit the current line of business; or

(e)                                  authorize or agree to do any of the foregoing.

5.5                               Board Matters. Unless otherwise determined by the vote of a majority of the Preferred Directors then in office (including at least one (1) Series A Director and one (1) Series B Director), the Board shall meet at least quarterly in accordance with an agreed upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board.  Except as otherwise approved by a majority of the Preferred Directors then in office (including at least one (1) Series A Director and one (1) Series B Director), each Board committee shall include at least one (1) of the Series A Directors and one (1) of the Series B Directors.  The Company shall enter into an indemnification agreement, in substantially in the form of the Indemnification Agreement (as defined in the Purchase Agreement), with each Preferred Director designated pursuant to the Voting Agreement (covering such Preferred Director and any Affiliated funds or business entities) upon such Preferred Director’s joining the Board.

5.6                               Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its assets to any other Person, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.7                               Indemnification Matters.  The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Investor Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions of this Section 5.7 as though they were a party to this Agreement.

5.8                               Right to Conduct Activities.  The Company hereby agrees and acknowledges that each Investor (together with its Affiliates) invests in numerous companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company hereby agrees that, to the extent permitted under applicable law, such Investor shall not be liable to the Company for any claim arising out of, or based upon, (a) the investment by such Investor in any entity competitive with the Company, or (b) actions taken by any partner, officer or other representative of such Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve such Investor (together with its Affiliates) from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement or any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.  In addition, certain of the Investors (together with their respective Affiliates) are professional investment funds or similar investment organizations (collectively, the “Funds”). The Company agrees that, notwithstanding anything to the contrary in this Agreement, no Fund or any of its Affiliates that is a professional investment fund or similar investment organization, nor any of their respective partners, officers, directors or representatives which manage or advise any such professional investment fund or similar investment organization, shall be considered a “Competitor” for purposes of this Agreement as a result of any investment, management or advisory activities, in each case, so long as no confidential information of the Company is shared with any portfolio company which otherwise constitutes a “Competitor” hereunder or any officer, director, employee or advisor of any such portfolio company.

5.9                               FCPA Compliance.  The Company shall not, and shall not permit any of its subsidiaries or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Representatives”) to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. government official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or any of its or their respective Representatives in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries to, maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

5.10                        Series B-2 Matters.  So long as the holders of Series B Preferred Stock are entitled to designate one or more Series B Director, the Company hereby covenants and agrees that it shall not (and shall not permit any of its subsidiaries to), either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without approval of the Series B-2 Majority (as defined in the Restated Certificate):

(a)                                 reclassify any shares of capital stock into shares of Series B-2 Preferred Stock; or

(b)                                 issue any additional shares of Series B-2 Preferred Stock after the date hereof.

5.11                        Termination.  The covenants set forth in this Section 5, except for Sections 5.6, 5.7 and 5.8 shall terminate and be of no further force or effect (a) immediately before the consummation of an IPO approved in accordance with the Restated Certificate, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

6.                                      Miscellaneous.

6.1                               Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of a Holder or (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.  In connection with a permitted transfer or assignment of its shares of Preferred Stock, each Investor shall have the right to assign any rights under this Agreement to its transferees or assignees without the consent of any other Person (other than any required consent for such transfer); provided that nothing in this sentence shall supersede any restrictions on transfer of such shares set forth in this Agreement or any other agreement to which such Investor is a party.

6.2                               Governing Law.  This Agreement shall be governed by the internal law of the State of Delaware without regard to principles of conflicts of law.

6.3                               Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail

(including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.  If notice is given to the Company, a copy shall also be sent to Hogan Lovells US LLP, 100 International Drive, Suite 2000, Baltimore, Maryland 21202, Attention: Asher Rubin and if notice is given to Investors, a copy (which shall not constitute notice) shall also be sent to Goodwin Procter, One Exchange Square, Suite 2801, 8 Connaught Place, Central, Hong Kong.

6.6                               Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Required Majority; provided that (i) Section 3.3(a) and (b), this Section 6.6(i) and the proviso in the following sentence shall not be amended or waived to the detriment of any Major Investor or any of their respective Affiliates without the consent of such Major Investor; (ii) Section 3.3(c) and this Section 6.6(ii) and the definition of “Competitor” may not be amended or waived without the written consent of Pfizer; (iii) no amendment or waiver to Section 5.1 that would allow the Company’s Directors and Officers liability insurance policy coverage to be less than at least $3,000,000 prior to the initiation by the Company of human clinical trials or $5,000,000 thereafter may be effected without the prior written consent of Pfizer; (iv) the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); (v) Section 4.2, this Section 6.6(v) or the last sentence of the definition of “Affiliates” shall not be amended or waived without the written consent of Hillhouse to the extent that such amendment or waiver would adversely affect the rights of Hillhouse; (vi) Section 5.10 and this Section 6.6(vi) shall not be amended or waived without the written consent of the Series B-2 Majority; (vii) the first proviso of the definition of “Major Investor” and this Section 6.6(vii) may not be amended or waived as to Surveyor, Taiho or Bay City, as applicable, without the written consent of Surveyor, Taiho or Bay City, as applicable; and (viii) the definition of “Competitor” and this

Section 6.6(viii) may not be amended or waived as to a particular Investor without such Investor’s written consent; and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction; provided, however, that if, after giving effect to such waiver of Section 4 with respect to a particular transaction, a Major Investor purchases securities in such transaction or issuance, such waiver of the provisions of Section 4 shall be deemed to apply to each other Major Investor whose rights were waived or amended (each such Major Investor a “Non-Waiving Investor”) only if such Non-Waiving Investor has been provided the opportunity to purchase its pro rata share of the New Securities being offered by the Company in such transaction based on the pro rata purchase right of such Non-Waiving Investor set forth in Section 4, subject to the notice and election periods set forth in Section 4).  The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to all parties hereto (and in any event within two (2) business days of such amendment, termination or waiver). Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8                               Stock Split.  All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.9                               Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

6.10                        Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.11                        Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.12                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement.  The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

6.13                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14                        Acknowledgment.  The Company acknowledges that the Investors are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company.  Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

NEXTCURE, INC.

By:	/s/ Michael Richman
Name:	Michael Richman
Title:	President & CEO

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ALEXANDRIA VENTURE INVESTMENTS, LLC, a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, its Managing Member

By:	/s/ Aaron Jacobson
Name:	Aaron Jacobson
Title:	SVP — Venture Counsel

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CANAAN X L.P.

By:	CANAAN PARTNERS X LLC,
its General Partner

By:	/s/ Tim Shannon
Name:	Tim Shannon
Title:	General Partner

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

LILLY ASIA VENTURES FUND III, L.P.

By:	/s/ Judith Li
Name:	Judith Li
Title:	Authorized Signatory

LAV BIOSCIENCES FUND III, L.P.

By:	/s/ Judith Li
Name:	Judith Li
Title:	Authorized Signatory

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ORBIMED PRIVATE INVESTMENTS VI, LP

By:	ORBIMED CAPITAL GP VI LLC,
its General Partner

By:	ORBIMED ADVISORS LLC,
its Managing Member

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

C.P. PHARMACEUTICALS INTERNATIONAL C.V.

By:	PFIZER MANUFACTURING LLC,
as General Partner for and on behalf of
C.P. PHARMACEUTICALS
INTERNATIONAL, C.V.

By:	/s/ Colum Lane
Name:	Colum Lane
Title:	Senior Vice President

AND

By:	PFIZER PRODUCTION LLC,
as General Partner for and on behalf of
C.P. PHARMACEUTICALS
INTERNATIONAL, C.V.

By:	/s/ Brian McMahon
Name:	Brian McMahon
Title:	Senior Vice President

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

PFIZER INC.

By:	/s/ Barbara Dalton
Name:	Barbara Dalton
Title:	VP Pfizer Ventures, Worldwide Business Devel

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SOFINNOVA VENTURE PARTNERS IX, L.P.

By: SOFINNOVA MANAGEMENT IX, L.L.C., its General Partner

By:	/s/ Mike Powell
Name:	Mike Powell
Title:	General Partner

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks
Name:	David A. Ricks
Title:	Chairman, President and CEO

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

TAIHO VENTURES, LLC

By:	/s/ Sakae Asanuma
Name:	Sakae Asanuma
Title:	President

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.

By: Citadel Advisors LLC, its portfolio manager

By:	/s/ Noah Goldberg
Name:	Noah Goldberg
Title:	Authorized Signatory

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Quan Venture Fund II, L.P.

By: Quan Venture Partners II, L.L.C.

Its: General Partner

By:	/s/ Marietta Wu
Name:	Marietta Wu
Title:	Managing Director

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

GBG-1 CORPORATION

By:	/s/ Junkyu Park
Name: Junkyu Park
Title: Director

MERITZ NS GLOBAL BIO FUND
its co-managing partners

NS Investment Co., Ltd.

By:	/s/ Tae-kyoung Sohn
Name: Tae-kyoung Sohn
Title: Managing Director

Meritz Securities Co., Ltd.

By:	/s/ Min-kyu Song
Name: Min-kyu Song
Title: Deputy General Manager

Paratus Investment Co., Ltd.

By:	/s/ Chan-ho Lee
Name: Chan-ho Lee
Title: Managing Director

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Bay City Capital GF Xinde International Life Sciences USD Fund, L.P.

By: Bay City Capital GF XINDE Investment Management Co.
Its General Partner

By:	/s/ Fred Craves
Name:	Fred Craves
Title:	Director

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ArrowMark Life Science Fund, LP
By: its General Partner
AMP Life Science GP, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

ArrowMark Fundamental Opportunity Fund, L.P.
By: its General Partner
ArrowMark Partners GP, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

Lookfar Investments, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

CF Ascent LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

THB Iron Rose LLC
By: its Investment Adviser
ArrowMark Colorado Holdings LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

Iron Horse Investment, LLC
By: its Investment Adviser
ArrowMark Colorado Holdings LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

HH NCURE HOLDINGS LLC

By:	/s/ Colm O’Connell
Name:	Colm O’Connell
Title:	Authorised Signatory

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Full Succeed International Limited

By:	/s/ Le Yu
Name:
Title:

NEXTCURE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

HH NCure Holdings LLC
Suite 2202, 22nd Floor
Two International Finance Centre
8 Finance Street, Central
Hong Kong

with a copy (which shall not constitute notice) to:

Goodwin Procter
One Exchange Square
Suite 2801, 8 Connaught Place
Central, Hong Kong

Bay City Capital GF Xinde International Life Sciences USD Fund, L.P.
c/o Bay City Capital, LLC
750 Battery Street, Suite 400
San Francisco, CA 94111

Citadel Multi-Strategy Equities Master Fund Ltd.
c/o Citadel Advisors LLC
601 Lexington Avenue
New York, New York

Full Succeed International Limited
c/o Ping An Ventures
24F, Ping An Finance Tower
No. 1333 Luijazui Ring Road
Pudong New District, Shanghai, PRC

Quan Venture Fund II, L.P.
c/o Quan Capital
Jinchuang Plaza
4560 Jinke Rd., Bldg. 1N, Suite 401
Zhangjiang Hi-tech Park, Pudong New Area
Shanghai, China 201210

Taiho Ventures, LLC
2420 Sand Hill Road, Suite 203
Menlo Park, CA 94025

GBG-1 Corporation
c/o NS Investments
501 Taesung Bld., 22 Sejong-daero 21-gil, Jung-gu
Seoul 04519 Rep. of Korea

Meritz NS Global Bio Fund
c/o NS Investments
501 Taesung Bld., 22 Sejong-daero 21-gil, Jung-gu
Seoul 04519 Rep. of Korea

ArrowMark Life Science Fund, L.P.
c/o ArrowMark Partners
100 Fillmore Street, Suite 325
Denver, CO 80206

ArrowMark Fundamental Opportunity Fund, L.P.
c/o ArrowMark Partners
100 Fillmore Street, Suite 325
Denver, CO 80206

Lookfar Investments, LLC
c/o ArrowMark Partners
100 Fillmore Street, Suite 325
Denver, CO 80206

CF Ascent LLC
c/o ArrowMark Partners
100 Fillmore Street, Suite 325
Denver, CO 80206

THB Iron Rose, LLC
c/o ArrowMark Partners
100 Fillmore Street, Suite 325
Denver, CO 80206

Iron Horse Investments, LLC
c/o ArrowMark Partners
100 Fillmore Street, Suite 325
Denver, CO 80206

C.P. Pharmaceuticals International, C.V.
c/o its General Partners (Pfizer Manufacturing LLC and Pfizer Production LLC)
235 East 42nd Street
New York, NY 10017
United States of America
Attn:	Senior Vice President and Associate General Counsel
Pfizer Legal Division
Business Transactions Group
Fax:	+1 646 563 9611

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
United States of America
Attn:	Senior Vice President and Associate General Counsel
Pfizer Legal Division
Business Transactions Group
Fax:	+1 646 563 9611

Canaan X L.P
285 Riverside Ave
Suite 250
Westport, CT 06880

Lilly Asia Ventures Fund III, LP
Unit 1109-10, Two Chinachem Central
26 Des Voeux Road Central, Hong Kong
Fax + 852 3951 9723

LAV Biosciences Fund III, LP
Unit 1109-10, Two Chinachem Central
26 Des Voeux Road Central, Hong Kong
Fax + 852 3951 9723

OrbiMed Private Investments VI, LP
c/o OrbiMed Advisors LLC
601 Lexington Avenue
54th Floor
New York, NY 10022
Attn: Chau Q. Khuong, Private Equity Partner
Fax: (212) 739-6444
Email: KhuongC@OrbiMed.com

Sofinnova Venture Partners IX, L.P.
3000 Sand Hill Road
Bldg. 4, Suite 250
Menlo Park, CA 94025
Fax: (650) 322-2037

Alexandria Venture Investments, LLC
385 E. Colorado Blvd.
Suite 299
Pasadena, CA 91101
Attn: Aaron Jacobson
Fax: (626) 578-0770

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: Senior Vice-President of Business Development
With a copy to: General Counsel